Exhibit 77E

Legal Proceedings
Like many other mutual fund companies, in September 2003,
 Federated Investors, Inc., the parent
company of the Federated funds' advisers and distributor
(collectively, "Federated"), received detailed requests for information on shareholder trading activities in the Federated funds ("Funds") from the Securities and Exchange Commission, the New York
 State Attorney General, and the National
Association of Securities Dealers.
 Since that time, Federated has
received additional inquiries from
regulatory authorities on these and
 related matters, and more such
inquiries may be received in the future.
As a result of these inquiries,
Federated and the Funds have
conducted an internal investigation
of the
matters raised, which revealed
instances in which a few investors
 were granted exceptions to Federated's
internal procedures for limiting
 frequent transactions and that
one of these investors made an
additional
investment in another Federated
fund. The investigation has also identified inadequate procedures which permitted a limited number of investors (including several employees) to engage in undetected
 frequent
trading activities and/or the placement
 and acceptance of orders to
purchase shares of fluctuating net asset value funds after the funds' closing times. Federated has issued a series of press releases describing these matters in greater detail and emphasizing that it is committed to compensating
the Funds for any
detrimental impact these
transactions may have had
on them. In that regard, on February 3, 2004, Federated and the independent directors of the Funds a nnounced the establishment by Federated of a restoration fund that is intended to cover
any such detrimental impact.
  The press releases and related
communications are available
 in the "About Us" section
of Federated's website
www.federatedinvestors.com,
 and any future press
releases on this subject
will also be posted there.
Shortly after Federated's
 first public announcement
 concerning the foregoing
matters, and
notwithstanding Federated's
commitment to taking remedial
 actions, Federated and various Funds
were named as defendants in
 several class action lawsuits
 now pending in the United
States District
Court for the District of
 Maryland seeking damages of
 unspecified amounts.  The
lawsuits were
purportedly filed on behalf
of people who purchased,
owned and/or redeemed shares
 of Federated-
sponsored mutual funds during
specified periods beginning
 November 1, 1998.  The suits
 are generally similar in
alleging that Federated engaged
 in illegal and improper trading
practices including market timing
and late trading in concert with
certain institutional traders, which
 allegedly caused financial injury
to the mutual fund shareholders.
Federated and various Funds have
also been named as defendants in
several additional lawsuits, the
majority of which are now pending
in the United States District Court
 for the Western District of
Pennsylvania, alleging, among other
 things, excessive advisory and rule
 12b-1 fees, and seeking damages
of unspecified amounts.
The board of the Funds has retained the
 law firm of Dickstein, Shapiro Morin &
Oshinsky LLP to
represent the Funds in these lawsuits.
  Federated and the Funds, and their
 respective counsel, are

reviewing the allegations and will
respond appropriately.  Additional
lawsuits based upon similar
allegations may be filed in
 the future. The potential
 impact of these recent
lawsuits and future potential
similar suits is uncertain.
Although we do not believe
that these lawsuits will have a material adverse effect on the Funds, there can be no assurance that these suits, the ongoing adverse publicity and/or other developments resulting from the regulatory investigations will not result in increased
 Fund redemptions,
reduced sales of Fund shares,
 or other adverse consequences for the Funds.








Current as of:  8/18/94